Exhibit 99.2

Contact:	Valerie Evans
Corporate Services
(972) 420-8339

HORIZON HEALTH ANNOUNCES EXECUTION

OF DEFINITIVE AGREEMENT REGARDING FRIENDS HOSPITAL

LEWISVILLE, Texas (April 22, 2005) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced that it has signed definitive agreements to form a joint venture with Friends Hospital, a 501(c)(3) charitable organization. Horizon will be an 80% member and Friends will be a 20% member of the joint venture. The agreements provide for the new joint venture to acquire and own the Friends Hospital facility located in Philadelphia, Pennsylvania. The transaction is expected to close in Horizon’s fourth fiscal quarter ending August 31, 2005. The formation of the joint venture and the acquisition of Friends Hospital by the Joint Venture is subject to a number of contingencies including the receipt of government approvals and the approval of the Pennsylvania attorney general. Accordingly, completion of the transaction is subject to a number of conditions and there can be no assurance that all such conditions will be satisfied.

Friends Hospital, founded in 1813, consists of a 192-bed behavioral health hospital and a 26-bed adult residential treatment center. The hospital provides inpatient and outpatient behavioral health services primarily for residents of Philadelphia, Southeastern Pennsylvania and New Jersey. For the fiscal year ended June 30, 2004, Friends Hospital had revenues of approximately $35.4 million and for the six months ended December 31, 2004, revenues of approximately $18.7 million.

David K. White, Ph.D., president of Horizon Behavioral Services, the behavioral health care services group of Horizon, stated, “We are very pleased that the parties have been able to finalize these agreements. As is frequently the case in transactions with non-profit partners, the issues are complicated and the agreements must address the charitable mission of a partner. We believe this transaction will not only provide the hospital with the ability to continue to improve and expand the clinical services it provides to the community, but will also allow the Foundation to continue its charitable mission.”

Horizon Health Corporation is a leading contract manager of clinical services for acute care hospitals and employers and an owner of behavioral health care facilities.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to satisfy the conditions precedent to the Friends Hospital transaction, the ability to consummate additional acquisitions, the ability to integrate the existing operations of Friends Hospital and other acquired hospitals on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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